Exhibit 99.1

Zynex Announces 96% Year over Year Order Growth

ENGLEWOOD, CO – October 12, 2020 – Zynex, Inc. (NASDAQ: ZYXI), an innovative medical technology company specializing in manufacturing and selling non-invasive medical devices for pain management, stroke rehabilitation, cardiac monitoring and neurological diagnostics, today announced orders for Q3 2020.

Thomas Sandgaard, CEO of Zynex said: “Similar to most companies we have seen the impact of the COVID-19 pandemic, not only on the availability of physicians to prescribe our products but also on navigating employee and supply chain issues. Our order growth during this pandemic has been encouraging with 96% growth year over year and 87% sequentially but was slightly lower than what we originally projected for Q3.

During Q3, we continued to aggressively hire sales reps as we eclipsed 400 sales reps in early September. We expect to have approximately 500 sales reps in the U.S. by the end of 2020 and over 600 by the end of 2021.

Due to lower than expected orders in the second and third quarter related to COVID-19, the Company is updating its previous revenue estimate for the third quarter of 2020 to between $20.0 and $20.5 million compared to the previous estimate of between $22.3 and $22.8 million. Third quarter Adjusted EBITDA is in-line with the previous estimate and is expected to come in between $2.3 and $2.8 million.

The Company’s full year 2020 revenue estimate is between $80 and $81 million which is within the previously announced range of $80 to $85 million. We are narrowing the estimate ranges for the year since 3 of the 4 quarters are complete.

The revenue estimate is approximately 76% to 78% above last year’s full year revenue of $45.5 million.

2020 full year estimated adjusted EBITDA will be $12.5 to $13.5 million. The decrease for the full year versus the prior estimate of $15 to $18 million is primarily related to the accelerated hiring of sales reps which was aided by the increased number of available candidates related to COVID-19. The acceleration of sales rep hiring is a positive for our future but with the effects of COVID-19 on our revenue, there is a near-term effect on profitability.

Our prescription-strength NexWave device is a healthy alternative to prescribing opioids as the first line of defense when treating pain. We continue to add additional sales reps in territories throughout the US that we have not covered previously.

We continue to advocate for pain patients, and for physicians to prescribe our NexWave technology as the first line of defense in treating chronic and acute pain without side effects. We are dedicated to promoting our technology in an effort to remove patient addiction and other side effects from prescription opioids.”

About Zynex

Zynex, founded in 1996, markets and sells its own design of electrotherapy medical devices used for pain management and rehabilitation; and the Company's proprietary NeuroMove device designed to help recovery of stroke and spinal cord injury patients. Zynex is also developing a new blood volume monitor for use in hospitals and surgery centers.  For additional information, please visit: Zynex.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, forecasts, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore you should not rely on any of these forward looking statements. The Company makes no express or implied representation or warranty as to the completeness of forward looking statements or, in the case of projections, as to their attainability or the accuracy and completeness of the assumptions from which they are derived. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain CE marking of new products, the acceptance of new products as well as existing products by doctors and hospitals, larger competitors with greater financial resources, the need to keep pace with technological changes, our dependence on the reimbursement for our products from health insurance companies, our dependence on third party manufacturers to produce our goods on time and to our specifications, implementation of our sales strategy including a strong direct sales force, the impact of COVID-19 on the global economy and other risks described in our filings with the Securities and Exchange Commission, including but not limited to our Annual Report on Form 10-K for the year ended December 31, 2019 as well as our quarterly reports on Form 10-Q and current reports on Form 8-K.

Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact:

Zynex, Inc.
(800) 495-6670

Investor Relations Contact:
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Investor Relations Counsel
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